Exhibit 5.2

Locke Lord LLP

111 Huntington Avenue

Boston, MA 02199

Telephone: 617-239-0100

Fax: 617-227-4420

www.lockelord.com

May 4, 2016

PTC Inc.

140 Kendrick Street

Needham, Massachusetts 02494

Ladies and Gentlemen:

Reference is made to our opinion dated May 2, 2016 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (Registration No. 333-211049) (the “Registration Statement”) filed on May 2, 2016 by PTC Inc., a Massachusetts corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We are rendering this supplemental opinion in connection with the prospectus supplement (the “Prospectus Supplement”) filed on or about May 4, 2016 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of $500,000,000 aggregate principal amount of 6.000% Senior Notes due 2024 (the “Notes”), which Notes are covered by the Registration Statement. The Notes will be issuable under an indenture to be entered into on May 12, 2016 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a first supplemental indenture to be entered into between the Company and the Trustee (together with the Base Indenture, the “Indenture”). We understand that the Notes are to be offered and sold in the manner described in the Prospectus Supplement.

We have acted as your counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement. We are familiar with the proceedings of the Board of Directors of the Company in connection with the authorization, issuance and sale of the Notes. We have examined such other documents as we consider necessary to render this opinion. We advise you that, in our opinion, (i) the Notes have been duly authorized by all necessary corporate action of the Company and (ii) when the Notes have been duly executed, authenticated and delivered in accordance with the Indenture against payment of the agreed consideration therefor and issued and sold as contemplated in the Prospectus Supplement, the Notes will constitute valid and binding obligations of the Company, all subject to (x) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, and (y) general principles of equity, regardless of whether applied in proceedings in equity or at law. We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

PTC Inc.

May 4, 2016

The opinion rendered herein is limited to New York law, the Massachusetts Business Corporation Act and the federal laws of the United States.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ LOCKE LORD LLP

LOCKE LORD LLP